Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Diamond Hill Investment Group, Inc. 2011 Equity and Cash Incentive Plan of our report dated February 22, 2011, with respect to the financial statements and effectiveness of internal control over financial reporting of Diamond Hill Investment Group, Inc. appearing in Diamond Hill Investment Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission on February 25, 2011.

Sincerely,

/s/ PLANTE & MORAN, PLLC

PLANTE & MORAN, PLLC

Columbus, Ohio

April 29, 2011